Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Registration Statement of West Coast Bancorp on Form S-8 of our reports dated February 14, 2003, and June 19, 2002, relating to the consolidated financial statements of West Coast Bancorp as of and for the years ended December 31, 2002, and 2001, appearing in the Annual Report on Form 10-K of West Coast Bancorp for the year ended December 31, 2002, and in the Annual Report on Form 11-K of West Coast Bancorp 401(k) Plan for the year ended December 31, 2001, respectively.


      /s/ Deloitte & Touche LLP


      Portland, Oregon
      April 10, 2003